                   DiVall Insured Income Properties 2, L.P.
                                QUARTERLY NEWS

================================================================================
A publication of The Provo Group, Inc.                    FIRST QUARTER 1999

                            Distribution Highlights

 .    10.9% (approx.) annualized return from operations and other sources based on $22,000,000 (estimated net asset value as of December 31, 1998).

 .    $600,000 total amount distributed for the First Quarter 1999 which was
     $80,000 more than projected. The higher than budgeted distributions are primarily due to the percentage rents collected during the quarter as well as the proceeds from a land easement.

 .    $12.96 per unit (approx.) for the First Quarter 1999 from both cash flow from operations and "net" cash activity from financing and investing activities.

 .    $973.00 to $775.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (February 1990), respectively. (NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.)
         -------------------------------------------------------------

The Advisory Board felt the following information was important for their fellow Limited Partners to be aware of. Exactly how does DiVall 2 compare to some of today's other investment income alternatives?

--------------------------------------------------------------------------------


      Market Yield Comparison Based on a Net Asset Value per unit of $475
                           Available for Investment

     DiVall 2                                                                        Available Market Return
     --------                                                                        -----------------------
     (Based on current expectations for 1999 distributions)...........................................  9.8%

     Certificate of Deposit
     ----------------------
     Six Month........................................................................................  4.0%
     Five Year........................................................................................  4.5%

     Government Bonds
     ----------------
     One Year.........................................................................................  4.9%
     Five Year........................................................................................  5.2%

     Corporate Bonds
     ---------------
     AT&T - Two Year..................................................................................  5.2%
     AT&T - Five Year.................................................................................  6.5%

===============================================================================

The Advisory Board noted that the recent mini-tender offer for $350 per unit would yield the "purchaser" 13.5% from expected 1999 distributions. The Board was pleased that only a handful of small investors tendered their shares for this heavily discounted price.

Page 2                            DiVall 2                       1 Q 99



                 Statements of Income and Cash Flow Highlights

 .    6% increase in  "total"  . A $66,000 increase     .  A decrease of $23,000
     operating revenues         in net income             in "total" expenses
     from projections.          from projections.         from projections.



 .    Revenues were higher than          . Expenses varied from budget because
     projected because the actual         the printing and income tax costs
     1998 percentage rents charged        budgeted for March (the first quarter)
     during the first quarter of 1999     were not incurred until April (the
     were higher than expected.           second quarter). In addition, legal
                                          fees have not been to the extent
                                          expected.

                        -----------------------------
                              Property Highlights

                                   Vacancies
                                   ---------

  . Red Apple Restaurant (Cedar Rapids, IA) unexpectedly vacated the premises on May 30, 1998. Management has written off the outstanding balance as uncollectable and will continue to pursue other tenants for this location.

  . Denny's (Phoenix, AZ) was vacant at March 31, 1999. The tenant did not renew their lease which expired on May 31, 1998. Management is pursuing other possible tenants for this property, including other Denny's operators.

                                Rents Receivable
                                ----------------

  . Denny's (Phoenix, AZ) was delinquent at March 31, 1999 in an amount of $52,900.

  . Miami Subs (Palm Beach, FL) was delinquent at March 31, 1999 in the amount of $2,700.

  . Popeye's (Park Forest, IL) was delinquent $52,900 in percentage rents as of March 31, 1999.


                                Property Issues
                                ---------------

  . Hostetler's BBQ (Des Moines, IA) Management has consented to a sublease agreement between this tenant and Daytona's Inc. effective November 1, 1998. Hostetler's will remain liable for all rent charges.

Page 3                            DiVall 2                                1 Q 99


Just to Clarify Things . . .

The Provo Group, Inc., ("TPG") would like to use this section of the newsletter to clarify some misunderstandings about the Partnership.

Selling Your Units & Tender Offers:
----------------------------------

1. When you receive offers in the mail to purchase your units, those offers are not from TPG or endorsed by TPG. These companies are in no way affiliated with TPG.

2. TPG cannot "buy back" your units nor can we find a buyer for you. TPG is not a licensed broker. Furthermore, it would be a potential conflict of interest for us to represent you, the investor, and a potential buyer of your units. The most competitive arena for immediate liquidation is the secondary market.

3. When you sell your units on the secondary market, it is highly unlikely you will receive full liquidation value for the units. Why? The person or company purchasing your units is doing so as an investment. For example, if they purchase your units for $350 per unit and we liquidate in 2 years for $475 per unit, the buyer has earned $125 per unit plus quarterly distributions collected along the way. This would be considered a good investment. However, offering to purchase your units at $475, just to liquidate at $475 would not give the purchaser any upside potential ... just "downside risk".

4. When you do sell your units, the buyer will pay you for those units not TPG. TPG plays no role in the exchanging of money for a sale of units. Once we have received a written contract to sell units, we transfer the units and issue a new certificate. If you do not receive your money from the buyer in a timely fashion, feel free to contact our offices and we will try to put you in touch with the buyer of your units.

Other Common Misunderstandings:
-------------------------------

1. As an investor, you own units in DiVall Insured Income Properties 2, L.P., you do not own "shares", "stock", or an "interest" in The Provo Group, Inc.

2. When TPG sells DiVall, we will not be out of business. TPG manages your limited partnership, as well as many other portfolios of properties. TPG was in business long before taking on the DiVall challenges and we will be around long after the DiVall Partnerships are liquidated.

3. Your capital account does not represent a guaranteed "balance" available for distribution.

4. Less than 5% of DiVall 2 Investors sell their units each year. The vast majority of limited partners are comfortable with their position in DiVall 2.

Page 4                             DiVall 2                          1 Q 99
                          ---------------------------
                              Questions & Answers

1.   What is the value of my units?

          Management calculated the estimated Net Unit Value for the Partnership to be $475 per unit as of December 31, 1998.

2.   When can I expect my next distribution mailing?

          Your distribution correspondence for the Second Quarter of 1999 is scheduled to be mailed on August 13, 1999.



                                     *****


 For questions or additional information, please contact Investor Relations at:
                        1-800-547-7686 or 1-816-421-7444

                All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.
                        101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105

                               (FAX 816-221-2130)

                               www.tpgdivall.com

--------------------------------------------------------------------------------
                        DIVALL INCOME PROPERTIES 2 L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1999

--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                                         PROJECTED    ACTUAL    VARIANCE
                                                                         ---------------------------------
                                                                            1ST         1ST
                                                                          QUARTER     QUARTER     BETTER
                                                                          3/31/99     3/31/99     (WORSE)
 OPERATING REVENUES                                                    ----------    ----------  ---------
  Rental income                                                        $  640,641    $  682,380  $  41,739
  Interest income                                                          15,664        14,863       (801)
  Other income                                                             22,462        24,788      2,326
                                                                       ----------    ----------  ---------
 TOTAL OPERATING REVENUES                                              $  678,767    $  722,031  $  43,264
                                                                       ----------    ----------  ---------
 OPERATING EXPENSES
  Insurance                                                            $    6,096    $    5,968  $     128
  Management fees                                                          45,683        45,472        211
  Overhead allowance                                                        3,665         3,669         (4)
  Advisory Board                                                            3,849         2,600      1,249
  Administrative                                                           28,945        11,286     17,659
  Professional services                                                     6,150         5,649        501
  Auditing                                                                 18,100        19,071       (971)
  Legal                                                                     7,500         4,187      3,313
  Defaulted tenants                                                         2,610         2,184        326
                                                                       ----------    ----------  ---------
 TOTAL OPERATING EXPENSES                                              $  122,598    $  100,186  $  22,412
                                                                       ----------    ----------  ---------
 GROUND RENT                                                           $   31,800    $   31,724  $      76
                                                                       ----------    ----------  ---------
 INVESTIGATION AND RESTORATION EXPENSES                                $      474    $        0  $     474
                                                                       ----------    ----------  ---------
 NON-OPERATING EXPENSES
  Depreciation                                                         $   93,951    $   93,951  $       0
  Amortization                                                              2,313         2,313          0
                                                                       ----------    ----------  ---------
 TOTAL NON-OPERATING EXPENSES                                          $   96,264    $   96,264  $       0
                                                                       ----------    ----------  ---------
 TOTAL EXPENSES                                                        $  251,136    $  228,174  $  22,962
                                                                       ----------    ----------  ---------
 NET INCOME (LOSS)                                                     $  427,631    $  493,857  $  66,226

 OPERATING CASH RECONCILIATION:                                                                   VARIANCE
                                                                                                 ---------
  Depreciation and amortization                                            96,264        96,264          0
  Recoveries of amounts previously written off                                  0        (2,318)    (2,318)
  (Increase) Decrease in current assets                                   127,761       199,546     71,785
  Increase (Decrease) in current liabilities                              (45,268)      (23,829)    21,439
  (Increase) Decrease in cash reserved for payables                        31,157        24,000     (7,157)
  Advance from current cash flows for future distributions               (119,400)     (204,400)   (85,000)
                                                                       ----------    ----------  ---------
 Net Cash Provided From Operating Activities                           $  518,145    $  583,120  $  64,975
                                                                       ----------    ----------  ---------
 CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
   Proceeds from repayment of notes receivable                              2,317         2,309         (8)
   Recoveries from former general partners                                      0         2,318      2,318
   Proceeds from property sales                                                 0        18,300     18,300
                                                                       ----------    ----------  ---------
  Net Cash Provided From Investing And Financing
  Activities                                                           $    2,317    $   22,927  $  20,610
                                                                       ----------    ----------  ---------
 Total Cash Flow For Quarter                                             $520,462    $  606,047  $  85,585

 Cash Balance Beginning of Period                                       1,229,012     1,260,570     31,558
 Less 4th quarter distributions paid 2/99                                (775,000)     (825,000)   (50,000)
 Change in cash reserved for payables or future distributions              88,243       180,400     92,157
                                                                       ----------    ----------  ---------
 Cash Balance End of Period                                            $1,062,717    $1,222,017  $ 159,300

 Cash reserved for 1st quarter L.P. distributions                        (520,000)     (600,000)   (80,000)
 Cash reserved for payment of payables                                   (239,695)     (366,400)  (126,750)
                                                                         --------    ----------  ---------
 Unrestricted Cash Balance End of Period                               $  303,022    $  255,617  $( 47,405)
                                                                       ==========    ==========  =========
------------------------------------------------------------------------------------------------------------
                                                                         PROJECTED    ACTUAL     VARIANCE
                                                                       -------------------------------------
*  Quarterly Distribution                                              $  520,000    $  600,000  $  80,000
   Mailing Date                                                           5/15/99     (enclosed)      --
------------------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES
                       DIVALL INSURED INCOME PROPERTIES 2 LP
                             1999 PROPERTY SUMMARY
                          AND RELATED ESTIMATED RECEIPTS

PORTFOLIO   (NOTE 1)

                                                       REAL ESTATE                      EQUIPMENT
                                        ----------------------------------  ----------------------------------------------------
                                                     ANNUAL                    LEASE                ANNUAL
                                                     BASE        %          EXPIRATION               LEASE           % *
CONCEPT              LOCATION           COST         RENT       YIELD          DATE      COST      RECEIPTS       RETURN
------------------------------------    ----------------------------------  ----------------------------------------------------
APPLEBEE'S          COLUMBUS,OH         1,059,465   135,780   12.82%                     84,500           0        0.00%

BLOCKBUSTER         OGDEN, UT             646,425   100,554   15.56%

RED APPLE REST.     CEDAR RAPIDS, IA      660,156         -    0.00%

DENNY'S  (3)        PHOENIX, AZ           295,750         0    0.00%                    224,376          0         0.00%
DENNY'S             PHOENIX, AZ           972,726    65,000    6.68%                    183,239          0         0.00%
DENNY'S  (2)        PHOENIX, AZ           865,900    86,000    9.93%                    221,237          0         0.00%
DENNY'S             TWIN FALLS, ID        699,032    83,000   11.90%         04/30/99   190,000     37,860        19.93%
DENNY'S (2) (3)     PHOENIX, AZ           500,000    37,000    7.40%                     14,259          0         0.00%


HARDEE'S  (5)       S MILWAUKEE, WI       808,032    64,000    7.92%
HARDEE'S  (5)       HARTFORD, WI          686,563    64,000    9.32%
HARDEE'S  (5)       MILWAUKEE, WI       1,010,045    76,000    7.52%              (4)   260,000          0         0.00%
   "                    "                                                               151,938          0         0.00%
HARDEE'S  (5)       FOND DU LAC, WI       849,767    88,000   10.36%              (4)   290,469          0         0.00%
HARDEE'S  (5)       MILWAUKEE, WI               0         0    0.00%                    780,000          0         0.00%

HOOTER'S            R. HILLS, TX        1,246,719    95,000    7.62%

HOSTETTLER'S        DES MOINES, IA        845,000    66,000    7.81%                     52,813          0         0.00%

KFC                 SANTA FE, NM          451,230    60,000   13.30%

MIAMI SUBS          PALM BEACH, FL        743,625    48,000    6.45%

                                                    TOTALS
                                       ------------------------------
                                                     ANNUAL
CONCEPT              LOCATION          COST         RECEIPTS   RETURN
-----------------------------------    ------------------------------
APPLEBEE'S          COLUMBUS,OH        1,143,965   135,780   11.87%

BLOCKBUSTER         OGDEN, UT            646,425   100,554   15.56%

RED APPLE REST.     CEDAR RAPIDS, IA     660,156         0    0.00%

DENNY'S  (3)        PHOENIX, AZ          520,126         0    0.00%
DENNY'S             PHOENIX, AZ        1,155,965    65,000    5.62%
DENNY'S  (2)        PHOENIX, AZ        1,087,737    86,000    7.91%
DENNY'S             TWIN FALLS, ID       889,032   121,060   13.62%
DENNY'S (2) (3)     PHOENIX, AZ          514,259    37,000    7.19%


HARDEE'S  (5)       S MILWAUKEE, WI      808,032    64,000    7.92%
HARDEE'S  (5)       HARTFORD, WI         686,563    64,000    9.32%
HARDEE'S  (5)       MILWAUKEE, WI      1,421,983    76,000    5.34%
   "                    "
HARDEE'S  (5)       FOND DU LAC, WI    1,140,236    88,000    7.72%
HARDEE'S  (5)       MILWAUKEE, WI        780,000         0    0.00%

HOOTER'S            R. HILLS, TX       1,246,719    95,000    7.62%

HOSTETTLER'S        DES MOINES, IA       897,813    66,000    7.35%

KFC                 SANTA FE, NM         451,230    60,000   13.30%

MIAMI SUBS          PALM BEACH FL        743,625    48,000    6.45%

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 1999 is based on 1998 sales levels.
     3: The Partnership entered into a long-term ground lease in which the Partnership is responsible for payment of rent. The annual base rent shown is net of the underlying ground lease rent.
     4: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     5: These leases were assumed by Hardee's Food System at a reduced rental rate from that stated in the original leases.

PROJECTIONS FOR
DISCUSSION PURPOSES

                     DIVALL INSURED INCOME PROPERTIES 2 LP
                             1999 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS


                                     -------------------------------
                                     REAL ESTATE
PORTFOLIO      (Note 1)              -------------------------------
                                                    ANNUAL
---------------------------------                    BASE        %
CONCEPT        LOCATION                 COST         RENT      YIELD
---------------------------------    -------------------------------

POPEYE'S       PARK FOREST, IL          580,938      77,280   13.30%

SUNRISE PS     PHOENIX, AZ            1,084,503     127,920   11.80%

VILLAGE INN    GRAND FORKS, ND          739,375      84,000   11.36%

WENDY'S        AIKEN, SC                633,750      90,480   14.28%
WENDY'S        CHARLESTON, SC           580,938      76,920   13.24%
WENDY'S        N. AUGUSTA, SC           660,156      87,780   13.30%
WENDY'S        AUGUSTA, GA              728,813      96,780   13.28%
WENDY'S        CHARLESTON, SC           596,781      76,920   12.89%
WENDY'S        AIKEN, SC                776,344      96,780   12.47%
WENDY'S        AUGUSTA, GA              649,594      86,160   13.26%
WENDY'S        CHARLESTON, SC           528,125      70,200   13.29%
WENDY'S        MT. PLEASANT, SC         580,938      77,280   13.30%
WENDY'S        MARTINEZ, GA             633,750      84,120   13.27%

---------------------------------    -------------------------------

---------------------------------    -------------------------------
PORTFOLIO TOTALS (29 Properties)     21,114,440   2,201,154   10.42%
---------------------------------    -------------------------------


-----------------------------------------    -------------------------------
                EQUIPMENT                                 TOTALS
-----------------------------------------    -------------------------------
   LEASE                 ANNUAL
EXPIRATION                LEASE      %                       TOTAL
   DATE        COST     RECEIPTS   RETURN       COST       RECEIPTS   RETURN
-----------------------------------------    -------------------------------

                                                580,938      77,280   13.30%

               79,219          0    0.00%     1,182,735     127,920   10.82%
               19,013          0    0.00%
                                                739,375      84,000   11.36%

                                                633,750      90,480   14.28%
                                                580,938      76,920   13.24%
                                                660,156      87,780   13.30%
                                                728,813      96,780   13.28%
                                                596,781      76,920   12.89%
                                                776,344      96,780   12.47%
                                                649,594      86,160   13.26%
                                                528,125      70,200   13.29%
                                                580,938      77,280   13.30%
                                                633,750      84,120   13.27%

-----------------------------------------    -------------------------------

-----------------------------------------    -------------------------------
            2,551,063     37,860    1.48%    23,665,503   2,239,015    9.46%
-----------------------------------------    -------------------------------



Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.

                                  Page 2 of 2